Exhibit 2.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated October 14, 2009, by and among White Bear LLC, a Montana limited liability company (“WB”), YEP I, SICAV-FIS, a Luxembourg entity (“Fund” and, together with WB, the “Sellers”), and Magellan Petroleum Corporation, a Delaware corporation (the “Purchaser”).

WHEREAS, WB immediately prior to Closing will own a 58.3086 percent membership interest in Nautilus Poplar, LLC, a Montana limited liability company (“NP”), which owns and operates oil drilling, production and exploration rights and assets located in Roosevelt County, Montana, in and on the Northwest Poplar Field and East Poplar Unit (the “Business”);

WHEREAS, Fund immediately prior to Closing will own a 25.1466 percent membership interest in NP; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Sellers desire to sell, and the Purchaser desires to purchase, a 83.4552 percent membership interest in NP.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Sellers and the Purchaser agree as follows:

ARTICLE 1.

DEFINITIONS

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or threatened in writing against or affecting a Person, or any of such Person’s properties, before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local, tribal or foreign), stock market, stock exchange, or trading facility.

“Adjustment Amount” means an amount calculated and shown on Schedule 1.1.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 promulgated by the Commission.

“Amended and Restated NP Operating Agreement” means the Amended and Restated Operating Agreement of NP, in the form of Exhibit C hereto.

“Assignment” means the Assignment of Membership Interest from the Sellers to the Purchaser, dated as of the Closing Date, in the form of Exhibit A hereto.

“Bogachev Indemnity” means (i) a guaranty of the indemnification obligations of the Sellers under Section 4.4 of this Agreement, and (ii) a guaranty of the completion of an audit of the Financial Statements of NP, each in the form of the agreements attached as Exhibit D hereto.

“Business Day” means any day except Saturday, Sunday, and any day which is a federal legal holiday or a day on which banking institutions in the State of Montana are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Purchased Interest pursuant to Article 2.

“Closing Date” means the Business Day on which all of the conditions set forth in Sections 5.1 and 5.2 hereof are satisfied, or such other date as the parties may agree.

“Commission” means the U.S. Securities and Exchange Commission.

“Eastern” means Eastern Rider, LLC, a Colorado limited liability company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.1(g).

“Knowledge” means, with respect to NP, the Sellers or the Purchaser, the actual knowledge of the officers, managers or members, as the case may be, of such entities, without any obligation of such persons to conduct an investigation with respect to such matters.

“Lien” means any lien, charge, encumbrance, security interest, right of first refusal, or other restriction of any kind, except for the encumbrance in favor of Jonah Bank to secure an undrawn promissory note in the amount of $335,000 given by NP to secure possible draws on letters of credit in such amount issued by Jonah Bank with respect to the operations of NP.

“Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity, or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, business, or condition (financial or otherwise) of a Person, other than any such effect resulting from or relating to a decline in the price of oil and gas or (iii) a material and adverse impairment to a Person’s ability to perform on a timely basis its obligations under any Transaction Document.

“NP Operating Agreement” means that certain Operating Agreement of Nautilus Poplar, LLC, dated effective as of January 1, 2007, as amended.

“Oil and Gas Interests” means all oil, gas or other mineral properties, rights and estates of every kind and nature, including, without limitation, the oil and gas leasehold interests, royalty interests, mineral interests, production payments, net profits interests and surface interests.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind.

“Purchase Price” means the aggregate purchase price for the Purchased Interest purchased by the Purchaser pursuant to this Agreement.

“Purchased Interest” has the meaning set forth in Section 2.1.

“Purchaser Common Stock” means the common stock of the Purchaser, par value $.01 per share, and any securities into which such common stock may hereafter be reclassified.

“Purchaser Deliverables” has the meaning set forth in Section 2.4(b).

“Registration Rights Agreement” means the First Amendment to Registration Rights Agreement, in the form of Exhibit B hereto, dated as of the Closing Date, among the Purchaser, Young Energy Prize S.A. (“YEP”), and Fund, which amends the existing Registration Rights Agreement dated as of July 9, 2009 between the Purchaser and YEP to, inter alia, add Fund as a party thereto and to include as “Registrable Securities” thereunder the shares of the Purchaser Common Stock to be issued to Fund pursuant to this Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Sellers of the shares of the Purchaser Common Stock to be issued hereunder.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning set forth in Section 3.2(f).

“Securities” means the Purchased Interest and/or the shares of the Purchaser Common Stock to be issued hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Deliverables” has the meaning set forth in Section 2.4(a).

“Seller Party” has the meaning set forth in Section 4.4(a).

“Tech” means Nautilus Technical Group, LLC, a Colorado limited liability company.

“Trading Day” means a day on which the Purchaser Common Stock is traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market, or the OTC Bulletin Board on which the Purchaser Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Assignment, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE 2.

PURCHASE AND SALE

2.1. Purchase and Sale of Membership Interest. Subject to the terms and conditions set forth in this Agreement, at the Closing the Sellers shall sell to the Purchaser and the Purchaser shall purchase from the Sellers, in the aggregate, a 83.4552 percent membership interest in NP (the “Purchased Interest”) for a Purchase Price in an amount equal to $10,901,336 less the Adjustment Amount. The Purchased Interest and the Purchase Price shall be allocated between the Sellers in proportion to their respective membership interests in NP.

2.2. Payment of Purchase Price. The Purchase Price shall be payable to the Sellers at Closing as follows:

(a) The Purchaser shall issue to Fund 1,700,000 shares of the Purchaser Common Stock (or such lesser amount necessary to keep such amount from not equaling the 5 percent threshold contemplated by Section 5635(a)(2) of the NASDAQ listing standards), which shall be valued at $1.40 per share; and

(b) The balance of the Purchase Price shall be paid by the Purchaser in immediately available funds, by wire transfer to an account or accounts designated in writing by the Sellers for such purpose.

2.3. Closing. The Closing shall take place at the offices of Bernstein Shur, 100 Middle Street, Portland, Maine, on the Closing Date or at such other location or time as the parties may agree.

2.4. Closing Deliveries.

(a) At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser the following (the “Seller Deliverables”):

(i) The duly executed Assignment by the Sellers;

(ii) The duly executed signature page of the Registration Rights Agreement for the Sellers;

(iii) A certificate executed by each Seller to the effect that, except as otherwise stated in such certificate, each of such Seller’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respect as of the Closing Date;

(iv) The Amended and Restated NP Operating Agreement executed by each member of NP;

(v) The Bogachev Indemnity, executed by Nikolay V. Bogachev; and

(vi) Such other documents, certifications or evidence of the Sellers’ authority reasonably requested by the Purchaser or its counsel, as well as such other documents or instruments contemplated by this Agreement.

(b) At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers the following (the “Purchaser Deliverables”):

(i) A certificate or certificates representing the shares of the Purchaser Common Stock issuable to the Sellers pursuant to Section 2.2(a), provided, however, that the Purchaser’s delivery shall be subject to compliance with NASDAQ notification rules for insider issuances and such time as is necessary for AST to issue such certificate(s);

(ii) The balance of the Purchase Price in immediately available funds pursuant to Section 2.2(b);

(iii) The duly executed acceptance of the Assignment by the Purchaser;

(iv) The duly executed signature page of the Registration Rights Agreement for the Purchaser;

(v) A certificate executed by the Purchaser to the effect that, except as otherwise stated in such certificate, each of the Purchaser’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date;

(vi) A duly executed counterpart signature page to the NP Operating Agreement for the Purchaser; and

(vii) Such other documents, certifications or evidence of the Purchaser’s authority reasonably requested by the Sellers or their counsel, as well as such other documents or instruments contemplated by this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Sellers. Each Seller, for itself and not the other Seller, hereby makes the following representations and warranties to the Purchaser:

(a) Organization and Qualification. The Seller and NP are duly incorporated or otherwise organized, validly existing, and each is in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on the Business as currently conducted. Neither the Seller nor NP is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws, or other organizational or charter documents, except where the violation would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Seller and NP are duly qualified to conduct their respective businesses, and each is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(b) Authorization; Enforcement. The Seller has the requisite power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Seller and the consummation by it of the transactions contemplated thereby shall have been duly authorized by all necessary action on the part of the Seller and no further action shall be required by the Seller in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Seller, and each Transaction Document, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery, and performance of the Transaction Documents by the Seller and the consummation by the Seller of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Seller’s or NP’s certificate or articles of incorporation, bylaws, or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice, lapse of time, or both) of, any agreement or other instrument or other understanding to which the Seller or NP is a party or by which any property or asset of the Seller or NP is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree, or other restriction of any court or governmental authority to which the Seller or NP is subject, or by which any property or asset of the Seller or NP is bound or affected; except in the case of clause (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents, and Approvals. The Seller is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local, tribal, or other United States or foreign governmental authority in connection with the execution, delivery, and performance by the Seller of the Transaction Documents.

(e) Title to Purchased Interest. The Seller holds its portion of the Purchased Interest free and clear of all liens and encumbrances. There are no restrictions on the right of the Seller to transfer its portion of the Purchased Interest to the Purchaser other than the restrictions on transfer under the NP Operating Agreement, which will be waived with respect to this Agreement prior to the Closing as set forth in Section 2.4(a)(iv) and (v) above.

(f) Ownership of NP. As of immediately prior to the Closing, the members of NP will be (i) WB, with a 58.3086 percent membership interest, (ii) Fund, with a 25.1466 percent membership interest, (iii) Tech, with a 10.0000 percent membership interest, and (iv) Eastern, with a 6.5448 percent membership interest. Except for the rights of first refusal set forth in Sections 11.2 and 11.3 of the NP Operating Agreement, no membership interests or other securities of NP are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. There are no outstanding options, warrants, scrip rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities, rights, or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any membership interest or other securities of NP, or contracts, commitments, understandings, or arrangements by which NP is or may become bound to issue additional membership interests or other securities.

(g) Financial Statements; Bonds. The Sellers have delivered to the Purchaser the unaudited balance sheet of NP dated as of August 31, 2009, together with the related unaudited statements of income and cash flow for the 2009 period then ended (collectively, the “Financial Statements”). The Financial Statements (i) are true and correct in all material respects and fairly present the financial position of NP as of and for the dates thereof and its results of operations and cash flows for the 2009 period then ended, and (ii) to the Knowledge of the Sellers and NP, were compiled from books and records regularly maintained by management of NP and used to prepare the Financial Statements in accordance with GAAP (i.e., United States generally accepted accounting principles, consistently applied). Attached hereto as Schedule 3.1(g) is a true, complete and correct list of all bonds, letters of credit or other instruments securing bonding obligations or contingent obligations of NP or its assets or properties, identified by each such obligation.

(h) Material Changes. Since July 31, 2009, (i) there has been no event, occurrence, or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) NP has not incurred any liabilities (contingent or otherwise) other than trade payables, accrued expenses, and other liabilities incurred in the ordinary course of business consistent with past practice, and (iii) NP has not declared or made any distribution of cash or other property to its members or purchased, redeemed, or made any agreements to purchase or redeem any membership interest.

(i) Litigation.

(i) There is no Action pending or, to the Knowledge of NP or the Sellers, threatened against or relating to the Sellers, NP, the Business or the assets or properties of NP which (A) adversely affects or challenges the legality, validity, or enforceability of any of the Transaction Documents or the Purchased Interest or (B) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on the Business or condition of NP; and

(ii) There are no orders issued by any court or regulatory authority against NP relating to any of its respective assets or properties or the Business which could, individually or in the aggregate with other such orders, have or reasonably be expected to result in a Material Adverse Effect on the Business or condition of NP.

(j) Assets and Properties. Attached hereto as Schedule 3.1(j) is a true, complete and correct list of all of NP’s (i) material personal and intangible properties, including any equity interests in any entities, (ii) Oil and Gas Interests, and (iii) unit agreements, operating agreements, participation agreements, marketing or development agreements, and other contracts that are material to the operation of the Business (“Contracts”).

(k) Compliance. NP (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by NP under), nor does NP or the Sellers have Knowledge of a claim that it is in default under or that it is in violation of, any material Contract or agreement or instrument to which it is a party or by which it or any of its properties is bound (except where such default or violation has been waived), including but not limited to the operating agreements currently in effect with respect to its oil properties, or to the Sellers’ or NP’s Knowledge, (ii) is not in violation of any order of any court, arbitrator, or governmental body, or (iii) is not, nor has it been, in violation of any statute, rule, or regulation of any governmental authority, including without limitation all federal, state, and local laws relating to taxes, the exploration for or production of oil, environmental protection, occupational health and safety, and employment and labor matters; except in the case of clause (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(l) Regulatory Permits. NP possesses all certificates, authorizations, and permits issued by the appropriate federal, state or local, regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and NP has not received any written notice of proceedings relating to the revocation or modification of any such permits.

(m) Title to Assets. NP has good and marketable title to all personal property owned by it that is material to its business, in each case, except as set forth in Schedule 3.1(m), free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by NP. Any personal property or real property and facilities held under lease by NP is held by it under valid, subsisting, and enforceable leases of which NP is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. NP holds defensible title to its Oil and Gas Interests which title: (i) is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties with knowledge of all the facts and their legal bearing would be willing to accept the same; (ii) entitles NP to receive not less than the net revenue interest for each well and unit as listed on Schedule 3.1(j)(ii); (iii) obligates NP to bear costs and expenses relating to the maintenance, development, operation and the production of petroleum substances from each well and unit as listed on Schedule 3.1(j)(ii) (unit interest or leasehold interest, as applicable) in an amount not greater than the working interest therefor as set forth on Schedule 3.1(j)(ii) unless there is a corresponding increase in the net revenue interest for such well or unit listed on Schedule 3.1(j)(ii); and (iv) except as set forth on Schedule 3.1(m), is free and clear of encumbrances, liens and defects that would create a material impairment of use and enjoyment of or loss of interest in the affected property. Except as set forth on Schedule 3.1(j)(ii), the Oil and Gas Interests constitute a 68.75 percent undivided working interest in the East Poplar Unit and Northwest Poplar oil and gas fields in Roosevelt County, Montana (the “Property”) and each of the following parties own the corresponding percentages in the Property shown below:

Nautilus Technical Group, LLC	4.94792%

Hunter Energy, LLC	25.05208%

Phoenix Oil & Gas, LLC	1.25000%

Except as set forth on Schedule 3.1(m), other than royalty holders, no other parties have any ownership interest in the Property. Except as set forth in the operating agreements for the Property or the other agreements listed in Schedule 3.1(j)(iii), (i) no other parties have the right to acquire any interest in the Property from NP, and (ii) no owner of the Property other than NP has any right to market or sell any drilling rights in the Property or otherwise develop the Property, or to undertake any drilling operations or control the operation of the Property.

(n) Affiliate Transactions. Except as disclosed in Schedule 3.1(n), (i) there is no indebtedness between NP and any of its members or officers or their Affiliates, (ii) no member or officer of NP, or any of their Affiliates, provides any assets, services or facilities to NP, and (iii) NP does not provide any assets, services or facilities to any member or officer of NP or to any of their Affiliates.

(o) Insurance. Attached hereto as Schedule 3.1(o) is a true, complete and correct list of all insurance policies held by NP, setting forth coverage amounts, together with an insurance claims history of NP’s operation of its oil field operations and assets, including, without limitation, any worker’s compensation claims. NP is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which NP is engaged. The Seller has no reason to believe that NP will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for NP’s business.

(p) Taxes. NP has paid or reserved an amount adequate to pay all ad valorem, real and personal property and other similar forms of taxes that are due or which have accrued on NP’s assets or Business on or before the Closing Date, including, without limitation, all sales and use taxes and oil and gas production taxes that are based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom with respect to the Oil and Gas Interests, or similar taxes applicable to oil and gas production, in each such case, prior to the Closing Date, that are assessed by, or due and payable to, any federal, state, local or tribal government or regulatory body.

(q) Audits. NP is not currently undergoing (i) as operator, any unresolved audit of the joint account under any joint operating agreement, or (ii) any audits conducted by the U.S. Minerals Management Service or federal, state, local or tribal government for the improper payment of or miscalculation of royalties, overriding royalties or oil and gas taxes attributable to production of hydrocarbons from or ownership of the Oil and Gas Interests.

(r) Environmental Matters. NP is in material compliance with all applicable federal, state, local, tribal, and foreign laws, regulations, rules, ordinances, and orders which impose requirements upon NP relating to environmental protection, hazardous substances, or public or employee health and safety (collectively, “Environmental Laws”). NP is not subject to any pending or threatened claim alleging that NP, its businesses, or any of its assets is in violation of any Environmental Law and, to the Knowledge of NP and the Sellers, NP’s property is not in a condition which would require it to take remedial action. Neither NP nor the Sellers has any Knowledge of and has not received any notice or other communication, whether oral or written, from any governmental authority or other Person regarding, any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Environmental Law.

(s) Employees and Benefits.

(i) Schedule 3.1(s)(i) contains a true and complete list of each of the employee benefit plans offered or maintained by NP (“Benefit Plans”) and identifies each of the Benefit Plans that is a qualified plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(ii) Schedule 3.1(s)(ii) contains a true and complete list of the employees of NP as of September 15, 2009, together with the current rate of compensation for each such employee. No employee of NP has an employment contract, or the right to receive any payment or benefits under any severance, deferred compensation or similar arrangement or agreement.

(iii) Each of the Benefit Plans is, and its administration is and has been since inception, in compliance with its terms and, where applicable, with ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), in all respects, except for such failure to comply which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Business or condition of NP.

(iv) To the Knowledge of the Sellers, there are no pending claims by or on behalf of any Benefit Plan, by any employee of NP (or a beneficiary of such an employee), which allege violation of law which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Business or condition of NP.

(t) Lease and Contract Compliance. To the Knowledge of NP or the Sellers, (i) the material terms of all leases, operating agreements, surface access agreements, and other contracts or agreements respecting the Oil and Gas Interests listed on Schedule 3.1(j) can be found either of record in the county in which the Oil and Gas Interests are located or are reflected or referenced in NP’s files, and (ii) all such contracts or agreements are currently in full force and effect in accordance with their applicable terms.

(u) Lease Termination Notice. To the Knowledge of NP or the Sellers, NP has received no notice of termination of any of the leases respecting the Oil and Gas Interests.

(v) Surface Access. To the Knowledge of NP or the Sellers, there are no third-party surface use or access agreements currently in force and effect that would materially interfere with the Business, and NP has the necessary surface use and access agreements to operate the Business.

(w) Plugging and Abandonment. To the Knowledge of NP or the Sellers, (i) none of the producing wells associated with NP’s Oil and Gas Interests has been represented, either in pending Authorization for Expenditure (AFE) or other written proposal to other well participants, as being in need of being plugged and abandoned, (ii) any wells associated with NP’s Oil and Gas Interests that have been plugged and abandoned while NP has been the operator of the Business have been properly plugged and abandoned pursuant to applicable laws and regulations, and (iii) NP has identified wells associated with its Oil and Gas Interests that were plugged and abandoned prior to the time NP became operator of the Business and has identified on Schedule 3.1(w) any such wells that to the Knowledge of NP or the Sellers were or are the subject of regulatory action as to whether such wells were properly plugged and abandoned pursuant to applicable laws and regulations.

(x) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Seller to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank, or other Person with respect to the transactions contemplated by this Agreement. The Purchaser shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by the Purchaser pursuant to written agreements executed by the Purchaser which fees or commissions shall be the sole responsibility of the Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(y) Operation of the Business. Since the date of the Financial Statements, NP has operated the Business in the ordinary course of business consistent with NP’s past practice.

(z) Investment Intent. Fund is acquiring the shares of the Purchaser Common Stock hereunder as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such shares in violation of the Securities Act, without prejudice, however, to Fund’s right at all times to sell or otherwise dispose of all or any part of the Purchaser Common Stock in compliance with applicable federal and state securities laws.

(aa) Investor Status. Fund is (i) knowledgeable, sophisticated, and experienced in making, and qualified to make, decisions with respect to investments in securities similar to the Purchaser Common Stock, and (ii) an “accredited investor” as defined in Rule 501(a) under the Securities Act. Fund is not a registered broker-dealer under Section 15 of the Exchange Act.

(bb) Purchaser Common Stock. Fund understands and acknowledges that the Purchaser Common Stock to be issued as part of the Purchase Price has not been registered under the Securities Act or state securities laws and is being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and cannot be resold or transferred unless the shares of Purchaser Common Stock are subsequently registered under the Securities Act or unless an exemption from such registration is available.

(cc) No Approvals. Fund understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Purchaser Common Stock.

(dd) Location of Offices. Each Seller’s principal executive offices are in the jurisdiction set forth in Section 6.3 hereof.

(ee) Independent Investment Decision. Fund has independently evaluated the merits of its decision to acquire shares of the Purchaser Common Stock from the Purchaser pursuant to this Agreement, and has relied on its own industry, business and/or legal advisors in making such decision.

(ff) Disclosure. The Seller understands and confirms that the Purchaser will rely on the foregoing representations and warranties in effecting the transactions contemplated by this Agreement.

The Purchaser acknowledges and agrees that the Sellers have not made and do not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.1.

3.2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to each Seller as follows:

(a) Organization and Qualification. The Purchaser is duly incorporated, validly existing, and is in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Purchaser is not in violation of any of the provisions of its certificate of incorporation, bylaws, or other organizational or charter documents, except where the violation would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Purchaser is duly qualified to conduct its business, and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(b) Authorization; Enforcement. The Purchaser has the requisite corporate power and, subject to the approval by its Board of Directors, authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated thereby shall have been duly authorized by all necessary action on the part of the Purchaser and no further action shall be required by the Purchaser in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Purchaser, and each Transaction Document, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery, and performance of the Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Purchaser’s certificate of incorporation, bylaws, or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice, lapse of time, or both) of, any agreement or other instrument or other understanding to which the Purchaser is a party or by which any property or asset of the Purchaser is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree, or other restriction of any court or governmental authority to which the Purchaser is subject (including federal and state securities laws and regulations), or by which any property or asset of the Purchaser is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents, and Approvals. The Purchaser is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local, or other United States or foreign governmental authority in connection with the execution, delivery, and performance by the Purchaser of the Transaction Documents, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) the filings required, if any, in accordance with Section 4.5, (iii) filings required by federal or state securities laws, and (iv) those that have been made or obtained prior to the date of this Agreement.

(e) Issuance of the Securities. The shares of the Purchaser Common Stock issuable to Fund hereunder have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid, and nonassessable, free and clear of all Liens. The Purchaser has reserved from its duly authorized capital stock the shares of the Purchaser Common Stock issuable to Fund pursuant to this Agreement.

(f) SEC Reports; Financial Statements. The Purchaser has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since July 1, 2007 (the foregoing materials being collectively referred to herein as the “SEC Reports”). As of their respective dates, and except as otherwise disclosed in amendments to the SEC Reports, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Purchaser and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g) Material Changes. Since the date of the Purchaser’s most recently filed Form 10-Q, except as specifically disclosed in the SEC Reports, and to the Purchaser’s Knowledge, (i) there has been no event, occurrence, or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses, and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Purchaser’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, and (iii) the Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock.

(h) Litigation. There is no Action which (i) adversely affects or challenges the legality, validity, or enforceability of any of the Transaction Documents or the Purchaser Common Stock, or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. There has not been, and to the Knowledge of the Purchaser, there is not pending any investigation by the Commission involving the Purchaser (i) or any current or former director or officer of the Purchaser (in his or her capacity as such).

(i) Compliance. Neither the Purchaser nor any subsidiary of the Purchaser (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Purchaser or any subsidiary under), nor has the Purchaser or any subsidiary received written notice of a claim that it is in default under or that it is in violation of, any agreement or instrument to which it is a party or by which it or any of its properties is bound (except where such default or violation has been waived), or to the Purchaser’s Knowledge, (ii) is in violation of any order of any United States or foreign court, arbitrator, or governmental body, or (iii) is or has been in violation of any statute, rule, or regulation of any United States or foreign governmental authority, including without limitation all foreign, federal, state, and local laws relating to taxes, environmental protection, occupational health and safety, and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(i) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank, or other Person with respect to the transactions contemplated by this Agreement. The Sellers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by the Sellers pursuant to written agreements executed by the Sellers which fees or commissions shall be the sole responsibility of the Sellers) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(j) Certain Registration Matters. Assuming the accuracy of the Sellers’ representations and warranties set forth in Section 3.1(z)-(ee), no registration under the Securities Act is required for the issuance of shares of the Purchaser Common Stock by the Purchaser to the Sellers under the Transaction Documents.

(k) Investment Intent. The Purchaser is acquiring the Purchased Interest as principal for its own account for investment purposes only and not with a view to or for distributing or reselling the Purchased Interest in violation of the Securities Act, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Interest in compliance with applicable federal and state securities laws and with the restrictions on transfer set forth in the NP Operating Agreement.

(l) Purchaser Status. The Purchaser is (i) knowledgeable, sophisticated, and experienced in making, and qualified to make, decisions with respect to investments in securities representing an investment decision similar to that involved in the purchase of the Purchased Interest, and (ii) an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

(m) No Approvals. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Purchased Interest.

(n) Location of Offices. The Purchaser’s principal executive offices are in the jurisdiction set forth in Section 6.3 hereof.

(o) Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to purchase the Purchased Interest from the Sellers pursuant to this Agreement, and has relied on its own industry, business and/or legal advisors in making such decision.

(p) Disclosure. The Purchaser understands and confirms that the Sellers will rely on the foregoing representations and warranties in effecting the transactions contemplated by this Agreement.

The Sellers acknowledge and agree that the Purchaser has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE 4.

OTHER AGREEMENTS OF THE PARTIES

4.1. Restrictions on Transfer of Securities; Certificates.

(a) The Purchased Interest may only be disposed of in compliance with state and federal securities laws and pursuant to the NP Operating Agreement.

(b) Shares of the Purchaser Common Stock may only be disposed of in compliance with state and federal securities laws or pursuant to the Registration Rights Agreement. In connection with any transfer of the Purchaser Common Stock other than pursuant to an effective registration statement, to the Purchaser, or to an Affiliate of the Sellers, the Purchaser may require the transferor thereof to provide to the Purchaser an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Purchaser, to the effect that such transfer does not require registration of such transferred shares of the Purchaser Common Stock under the Securities Act.

(c) Certificates evidencing shares of the Purchaser Common Stock to be issued by the Purchaser pursuant to this Agreement will contain the following legend, until such time as it is not required under Section 4.1(d):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF

THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE ISSUER.

(d) Certificates evidencing shares of the Purchaser Common Stock shall not contain any legend (including the legend set forth in Section 4.1(c)): (i) with respect to a sale or transfer of such shares pursuant to an effective registration statement (including the Registration Statement), or (ii) with respect to a sale or transfer of such shares pursuant to Rule 144 (assuming the transferee is not an affiliate of the Purchaser), subject, however, to the Purchaser receiving such reasonable representations and opinions regarding the facts and circumstances which qualify such proposed transfer or sale under Rule 144. The Purchaser agrees that following the effective date of the initial Registration Statement filed with the Commission pursuant to the Registration Rights Agreement or at such time as such legend is no longer required under this Section 4.1(d), it will, no later than seven Trading Days following the delivery by the Sellers to the Purchaser or the Purchaser’s transfer agent of a certificate representing the shares of the Purchaser Common Stock issued with a restrictive legend, together with the written request of the Sellers accompanied by the written representation letter in customary form, deliver or cause to be delivered to the Sellers a certificate or certificates representing such shares of the Purchaser Common Stock that are free from all restrictive and other legends. Certificates for shares of the Purchaser Common Stock subject to legend removal hereunder shall be transmitted by the Purchaser’s transfer agent to the Sellers by crediting the account of the Sellers’ prime broker with the Depository Trust Company System.

(e) The Sellers agree that the removal of the restrictive legend from certificates representing shares of the Purchaser Common Stock as set forth in this Section 4.1 is predicated upon the Purchaser’s reliance that the Sellers will sell any such shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or Rule 144.

4.2. Furnishing of Information. The Purchaser covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Purchaser after the date hereof pursuant to the Exchange Act. The Purchaser further covenants that it will take such further action as any holder of the Purchaser Common Stock may reasonably request, all to the extent required from time to time to enable such Person to sell shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3. Integration. The Purchaser shall use its reasonable best efforts to ensure that no affiliate of the Purchaser shall sell, offer for sale or solicit offers to buy, or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Purchaser Common Stock hereunder in a manner that would require the registration under the Securities Act of the issuance of the Purchaser Common Stock to the Sellers.

4.4 Indemnification.

(a) In addition to the indemnity provided in the Registration Rights Agreement, the Purchaser will indemnify and hold the Sellers and their respective directors, officers, managers, shareholders, investors, members, partners, employees, and agents (each, a “Seller Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs, and expenses, including all judgments, amounts paid in settlements, court costs, and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”), that any such Seller Party may suffer or incur as a result of or relating to any misrepresentation, breach, or inaccuracy of any representation, warranty, covenant, or agreement made by the Purchaser in any Transaction Document (excluding the Registration Rights Agreement, which is subject to its own terms of indemnification). In addition to the indemnity contained herein, the Purchaser will reimburse each Seller Party for its reasonable legal and out of pocket other expenses to third parties (including the cost of any investigation, preparation, and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

(b) In addition to the indemnity provided in the Registration Rights Agreement, each Seller will, individually and not jointly with the other Seller, indemnify and hold the Purchaser harmless from any and all Losses that the Purchaser may suffer or incur as a result of or relating to any misrepresentation, breach, or inaccuracy of any representation, warranty, covenant, or agreement made by such Seller in any Transaction Document. In addition to the indemnity contained herein, the Sellers will reimburse the Purchaser for its reasonable legal and other out of pocket expenses to third parties (including the cost of any investigation, preparation, and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

(c) The amount of any Losses for which indemnification is provided under this Section 4.4 shall be net of any amounts actually recovered by an indemnified party under any insurance policy with respect to such Losses.

(d) The obligations to indemnify and hold harmless pursuant to Sections 4.4(a) and 4.4(b) shall be limited to an aggregate amount equal to the Purchase Price and payment in full of that amount will discharge any further obligation the indemnifying party had pursuant to Sections 4.4(a) and 4.4(b), as applicable.

(e) A party seeking indemnification under this Section 4.4 shall provide written notice of the nature of the indemnification claim or demand to the indemnifying party.

(f) The rights to indemnification pursuant to Sections 4.4(a) and 4.4(b) shall constitute the sole and exclusive remedy from and after the Closing Date with respect to any Losses suffered, sustained, incurred or paid by any indemnified party resulting from or arising out of any breach of any representation, warranty or covenant (and any claims resulting from and related to such breach) made by any party under or pursuant to this Agreement, except for specific performance and equitable remedies, and except in the case of fraud or intentional misrepresentation.

4.5 Listing of the Purchaser’s Securities. The Purchaser agrees, (i) it will take all action reasonably necessary to continue the listing and trading of the Purchaser Common Stockon its current Trading Market on the date of this Agreement and will comply in all material respects with the Purchaser’s reporting, filing, and other obligations under the bylaws or rules of such Trading Market, and (ii) if the Purchaser applies to have the Purchaser Common Stock traded on any Trading Market other than that of the date of this Agreement, it will include in such application the shares issuable to the Sellers hereunder, and will take such other action as is necessary or desirable to cause such shares to be listed on such other Trading Market as promptly as possible.

4.6 Purchaser Further Due Diligence. Between the date of this Agreement and the Closing Date, the Sellers will, and will cause their respective officers, directors, managers, employees, or agents to, (a) afford the Purchaser and its representatives full and free access to NP’s personnel, properties, contracts, books and records, and other existing documents and data, (b) furnish the Purchaser and its advisors with copies of all such contracts, books, and records, and other existing documents and data as the Purchaser may reasonably request, and (c) furnish the Purchaser and its advisors with additional financial, operating, and other data and information as the Purchaser may reasonably request.

4.7 Purchaser Drilling Commitment. The Purchaser agrees that, within the four year period after the Closing Date, the Purchaser will propose to drill not less than five wells extending into the Charles A formation or deeper (i.e., including all Charles formations).

4.8 Standstill Agreement. The Sellers hereby covenant and agree that, prior to the Closing Date, neither the Sellers nor any of their respective affiliates will, directly or indirectly, in any manner acquire or agree to acquire, or sell or agree to sell, any beneficial interest in any equity securities of the Purchaser.

ARTICLE 5.

CONDITIONS PRECEDENT TO CLOSING

5.1. Conditions Precedent to the Purchaser’s Obligations at Closing. The obligation of the Purchaser to purchase the Purchased Interest at the Closing is subject to the satisfaction or waiver by the Purchaser, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Sellers contained herein shall be true and correct in all material respects (or true and correct in all respects as to representations and warranties which are qualified by materiality) as of the date when made and as of the Closing as though made on and as of such date;

(b) Performance. The Sellers shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Transaction Documents to be performed, satisfied, or complied with by each of them at or prior to the Closing;

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d) Board Approval. The Board of Directors of the Purchaser shall have authorized the Purchaser to complete and consummate the transactions contemplated by the Transaction Documents;

(e) Amendment of NP Operating Agreement. WB, Fund, Tech and Eastern shall have executed the Amended and Restated NP Operating Agreement;

(f) Payment of WB Receivable. The outstanding receivable from WB to NP shall have been paid in full;

(g) Bogachev Indemnity. NP shall have caused Nikolay V. Bogachev to execute and deliver to the Purchasers the Bogachev Indemnity;

(h) Rocky Mountain Unit Operating Agreement. NP shall have delivered to the Purchaser a true copy of the Rocky Mountain Unit Operating Agreement for the East Poplar Unit, dated April 1, 2009, executed by all working interest owners of the Property;

(i) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that constitute or reasonably could have or result in a Material Adverse Effect with respect to NP; and

(j) Seller Deliverables. The Sellers shall have delivered the Seller Deliverables in accordance with Section 2.4(a).

5.2. Conditions Precedent to the Sellers’ Obligations at Closing. The obligation of each Seller to sell the Purchased Interest at the Closing is subject to the satisfaction or waiver by such Seller, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects (or true and correct in all respects as to representations and warranties which are qualified by materiality) as of the date when made and as of the Closing Date as though made on and as of such date;

(b) Performance. The Purchaser shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Transaction Documents to be performed, satisfied, or complied with by it at or prior to the Closing;

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that constitute or reasonably could have or result in a Material Adverse Effect with respect to the Purchaser;

(e) No Suspensions of Trading in the Purchaser Common Stock; Listing. Trading in the Purchaser Common Stock shall not have been suspended by the Commission or any Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Purchaser) at any time since the date of execution of this Agreement, and the Purchaser Common Stock shall have been at all times since such date listed for trading on a Trading Market; and

(f) Purchaser Deliverables. The Purchaser shall have delivered the Purchaser Deliverables in accordance with Section 2.4(b).

5.3. Termination of Agreement prior to Closing.

(a) Termination by the Sellers. The Sellers may terminate this Agreement prior to the Closing if the Purchaser fails to obtain approval from its Board of Directors as required by Section 5.1(d) on or before October 14, 2009.

(b) Termination by the Purchaser. The Purchaser may terminate this Agreement prior to the Closing if the Sellers fail to satisfy the conditions set forth in Sections 5.1(e)-(h) on or before October 31, 2009.

(c) Effect of Termination. Upon any termination pursuant to this Section 5.3, this Agreement shall terminate in its entirety, and the transactions contemplated by this Agreement shall be abandoned, without liability on the part of any party.

ARTICLE 6.

MISCELLANEOUS

6.1. Fees and Expenses. Each of the Sellers and the Purchaser will bear its own legal and other expenses with respect to the Transaction Documents and the transactions contemplated hereby and thereby.

6.2. Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, discussions, and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits, and schedules.

6.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile on a Trading Day, (b) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (c) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Sellers:	White Bear LLC
700 East 9th Avenue, Second Floor
Denver, Colorado 80203
Facsimile: (720) 570-3859
Attention: Nikolay V. Bogachev

with a copy to:

White Bear LLC
c/o Nikolay V. Bogachev
7 rue Thomas Edison
L-1445 Strassen
Grand Duchy of Luxembourg
Facsimile: +352 27 021 401

YEP I, SICAV-FIS
c/o YEP Management Sarl
7 rue Thomas Edison
L-1445 Strassen
Grand Duchy of Luxembourg
Facsimile: +352 27 021 401
Attention: Claude Beffort, Director

with a copy to:	Snell & Wilmer L.L.P.
1200 17th Street, Suite 1900
Denver, CO 80202
Facsimile: (303) 634-2020
Attention: Roger C. Cohen, Esq.

If to the Purchaser:	Magellan Petroleum Corporation
10 Columbus Boulevard
Hartford, CT 06106
Facsimile: (860) 293-2349
Attention: William H. Hastings, Chief Executive Officer

with a copy to:	Bernstein, Shur, Sawyer & Nelson, P.A.
100 Middle Street
P.O. Box 9729
Portland, Maine 04104
Facsimile: (207) 774-1127
Attention: John L. Carpenter, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed the Sellers and the Purchaser. No waiver of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5. Construction. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties and their counsel to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.6. Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. No party may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement, or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party, provided, however, that a party may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or third party acquiring some or all of the Securities in a transaction complying with applicable securities laws without the prior written consent of the other party hereto; provided, that no such assignment shall affect the obligations of the assigning party hereunder. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other party.

6.7. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.4.

6.8. Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

6.9. Survival. The representations, warranties, agreements, and covenants contained herein shall survive the Closing and the delivery of the Securities for a period of 18 months thereafter, after which time they shall expire and be of no further force or effect; provided, however, that any claim for indemnification under Section 4.4 for which a party has provided written notice to the other party shall survive, and all parties’ rights and responsibilities hereunder shall continue, until such claim has been resolved as provided in this Agreement.

6.10. Execution. This Agreement may be executed in counterparts, all of which when taken together shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

6.11. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.12. Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen, or destroyed, the issuer shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the issuer of such loss, theft, or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the issuer may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.13. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including pursuant to the indemnification provisions of Section 4.4, shall be determined by an arbitration administered procedure agreed upon by the Sellers and the Purchaser, and in the absence of such agreement, by the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Arbitration Rules. The number of arbitrators shall be one and shall be selected by the ICDR. The place of arbitration shall be Denver, Colorado, U.S., and the parties expressly consent to personal and subject matter jurisdiction in the federal and state courts in and for the State of Colorado as the sole and exclusive forum for the enforcement of this Agreement or any arbitration award rendered under this Agreement. The language of the arbitration shall be English.

6.14. Remedies. Subject to the limitations of Section 4.4(d) of this Agreement, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Sellers and the Purchaser will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.15. Confidentiality. The terms of this Agreement shall be held in confidence by the parties hereto and except as and to the extent required by law, without the prior written consent of the other party, none of the Purchaser, the Sellers, and their respective officer and employees shall (and each shall instruct its representatives not to), directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding a transaction between the parties, or any of the terms, conditions or other aspects of the transactions contemplated by this Agreement, except that the Purchaser and its representatives are hereby authorized to disclose any aspect of the transactions contemplated by this Agreement in connection with the conduct of its due diligence or securing, or attempting to secure, approval for such transactions, provided that the Purchaser informs such persons of the confidential nature of such information. The Purchaser, at its discretion, may issue a press release regarding this Agreement and the transactions contemplated hereby upon receipt of approval from NP and the Sellers which will not be unreasonably withheld.

6.16. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary or convenient to effectuate the intent of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SELLERS:

WHITE BEAR LLC

By:	/s/ Nikolay Bogachev
Name:	Nikolay Bogachev
Title:	Owner

YEP I, SICAV-FIS

By:	/s/ P. Hansen
Name:	P. Hansen
Title:	Director

By:	/s/ P. Kaufmann
Name:	P. Kauffman
Title:	Director

PURCHASER:

MAGELLAN PETROLEUM CORPORATION

By:	/s/ William H. Hastings
Name:	William H. Hastings
Title:	Chief Executive Officer

SCHEDULE 1.1

ADJUSTMENT AMOUNT

Purchase Price:	$10,901,336.00

Adjustments:

Reduced by:
83.4552% of $1,502,220 Bank debt	$(1,253,680.70)*
83.4552% of receivable from Nautilus Resources	$(153,994.87)

Increased by:
83.4552% of $234,200 CD balance	$195,452.07

Subtotal of Adjustment Amount	$(1,212,223.50)

Adjusted Purchase Price	$9,689,112.50

ATTACHED SCHEDULES

Schedule 3.1(g)	-	Bonds and Letters of Credit

Schedule 3.1(j)(i)	-	Assets and Properties: Personal Property

Schedule 3.1(j)(ii)	-	Assets and Properties: Oil and Gas Interests

Schedule 3.1(j)(iii)	-	Assets and Properties: Material Contracts

Schedule 3.1(m)	-	Liens

Schedule 3.1(n)	-	Affiliate Transactions

Schedule 3.1(o)	-	Insurance Policies

Schedule 3.1(s)(i)	-	Benefit Plans

Schedule 3.1(s)(ii)	-	Employees

Schedule 3.1(w)	-	Wells Subject to Regulatory Action as to Plugging and

Abandonment

*	The schedules described above have omitted pursuant to Item 601(b)(2) of Regulation of S-K. The Company will furnish to the SEC supplementally a copy of any omitted schedule upon request by the SEC.